EXHIBIT 10.6

December 31, 2015

Carla Shumate

Dear Carla,

This letter reflects our mutual agreement to amend the terms of both the severance letter agreement dated March 11, 2015 (the “Severance Letter”) and the change of control letter agreement dated March 11, 2015 (the “CC Letter”), as set forth herein. Capitalized terms used herein and not defined have the same meaning as set forth in the Severance Letter and CC Letter, as applicable.

1.	The following paragraph is added as a new second paragraph to the Severance Letter.

You must execute (and not revoke) such waiver and release document within forty-five (45) days following the effective date of termination of your employment by the Company other than for Cause or unacceptable performance or else your eligibility to receive the benefits described in this letter shall immediately become null and void. If such waiver and release document becomes effective on a timely basis by its own terms, then the first severance pay installment (in an amount equal to two months of your annual base salary) will be paid to you on the 60th day after termination of your employment and, for the ten months thereafter, you will receive pro-rata installments of the severance pay in accordance with the Company’s regularly scheduled pay dates for its employees. It is intended that any amounts payable hereunder shall comply with or be exempt from Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) (including under Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6). For purposes of Section 409A, each of the payments that may be made under this letter shall be deemed to be a separate payment. You and the Company agree to negotiate in good faith to make amendments to this letter, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Neither you nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except (i) where payment may be made within a certain period of time, the timing of payment within such period will be in the sole discretion of the Company, and (ii) to the extent specifically permitted or required by Section 409A. To the extent any nonqualified deferred compensation payment to you could be paid in one or more of your taxable years depending upon you completing certain employment-related actions, then any such payments will commence or occur in the later taxable year to the extent required by Section 409A. With respect to the time of payments of any amounts under the letter that are “deferred compensation” subject to Section 409A, references in this letter to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. Notwithstanding anything in this letter to the contrary, if you are considered a “specified employee” under Section 409A upon your separation from service and if payment of any amounts on account of your separation from service under this letter is required to be delayed for a period of six months after separation from service in order to avoid taxation under Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated amounts shall be paid in a lump sum payment, without interest, within five business days after the end of the six-month delay period. If you die during the six-month delay period prior to the payment of benefits, the amounts withheld on account of Section 409A shall be paid to the personal representative of your estate within 60 days after the date of your death. While it is intended that all payments and benefits provided to you under this letter or otherwise will be exempt from or comply with Section 409A, the Company makes no representation or covenant to ensure that such payments and benefits are exempt from or compliant with Section 409A. The Company will have no liability to you or any other party if a payment or benefit under this letter or otherwise is challenged by any taxing authority or is ultimately determined not to be so exempt or compliant. You further understand and agree that you will be entirely responsible for any and all taxes imposed on you as a result of this letter.

2.	The following paragraph is added as a new second-to-last paragraph to the CC Letter (and before the Definitions and Restrictive Covenants sections).

You must execute (and not revoke) such general release of claims within forty-five (45) days following the effective date of a qualifying termination of your employment or else your eligibility to receive the benefits described in this letter shall immediately become null and void. If such general release of claims becomes effective on a timely basis by its own terms, then the severance payment will be paid to you on the 60th day after termination of your employment. It is intended that any amounts payable hereunder shall comply with or be exempt from Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) (including under Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6). For purposes of Section 409A, each of the payments that may be made under this letter shall be deemed to be a separate payment. You and the Company agree to negotiate in good faith to make amendments to this letter, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Neither you nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except (i) where payment may be made within a certain period of time, the timing of payment within such period will be in the sole discretion of the Company, and (ii) to the extent specifically permitted or required by Section 409A. To the extent any nonqualified deferred compensation payment to you could be paid in one or more of your taxable years depending upon you completing certain employment-related actions, then any such payments will commence or occur in the later taxable year to the extent required by Section 409A. With respect to the time of payments of any amounts under the letter that are “deferred compensation” subject to Section 409A, references in this letter to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. Notwithstanding anything in this letter to the contrary, if you are considered a “specified employee” under Section 409A upon your separation from service and if payment of any amounts on account of your separation from service under this letter is required to be delayed for a period of six months after separation from service in order to avoid taxation under Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated amounts shall be paid in a lump sum payment, without interest, within five business days after the end of the six-month delay period. If you die during the six-month delay period prior to the payment of benefits, the amounts withheld on account of Section 409A shall be paid to the personal representative of your estate within 60 days after the date of your death. While it is intended that all payments and benefits provided to you under this letter or otherwise will be exempt from or comply with Section 409A, the Company makes no representation or covenant to ensure that such payments and benefits are exempt from or compliant with Section 409A. The Company will have no liability to you or any other party if a payment or benefit under this letter or otherwise is challenged by any taxing authority or is ultimately determined not to be so exempt or compliant. You further understand and agree that you will be entirely responsible for any and all taxes imposed on you as a result of this letter.

3.	The following sentences are added on to the end of the Good Reason definition in the CC Letter.

In order to resign your employment for Good Reason, you must notify the Company in writing within fifteen (15) days of the initial existence of any event falling under clauses (i) through (iii) and such notice shall describe in detail the facts and circumstances explaining why you believe a Good Reason event has occurred. The Company shall then have sixty (60) days following its receipt of such notice to cure or remedy such alleged Good Reason event such that Good Reason will not be deemed to exist for such event. If the event remains uncured or is not remedied by the Company within such sixty (60) day period and if your employment has not otherwise been terminated, then a termination of your employment for Good Reason shall automatically occur on the first business day following the end of such sixty (60) day cure/remedy period.

Except as set forth in this letter, the Severance Letter and the CC Letter each remain in full force and effect as is.

Sincerely,

/s/ Claudette Parham

Claudette Parham
Chief People Officer

Agreed and accepted:

/s/ Carla Shumate	December 31, 2015
Carla Shumate	Date